EXHIBIT 4.2

EXECUTION COPY

PLAINS EXPLORATION & PRODUCTION COMPANY

as the Company

THE GUARANTOR PARTIES NAMED HEREIN

as Guarantors

and

WELLS FARGO BANK, N. A.

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 13, 2007

To

INDENTURE

Dated as of March 13, 2007

7% SENIOR NOTES DUE 2017

First Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE, dated as of March 13, 2007 (this “Supplemental Indenture”), by and among PLAINS EXPLORATION & PRODUCTION COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), each of the Guarantor parties named on the signature pages hereof (collectively, the “Guarantors”) and WELLS FARGO BANK, N. A., a nationally chartered banking association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of March 13, 2007 (the “Original Indenture”) (the Original Indenture, as supplemented from time to time, including without limitation pursuant to this Supplemental Indenture, being referred to herein as the “Indenture”); and

WHEREAS, under the Original Indenture, a new series of Securities may at any time be established by the Board of Directors of the Company, in accordance with the provisions of the Original Indenture, and the terms of such series may be established by an indenture supplemental to the Original Indenture; and

WHEREAS, the Company proposes to create under the Indenture a new series of Securities; and

WHEREAS, the Company proposes that its obligations under such new series of Securities and under the Indenture to the extent applicable to such new series of Securities be guaranteed by each of the Guarantors in accordance with the provisions of the Indenture (including without limitation Article Fourteen of the Original Indenture and the provisions of this Supplemental Indenture); and

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes (as defined below), as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.01. Relation to Indenture.

With respect to the Notes, this Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02. Definitions.

For all purposes of this Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Original Indenture.

SECTION 1.03. General References.

Unless otherwise specified or unless the context otherwise requires, (i) all references in this Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refers to this Supplemental Indenture.

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ARTICLE 2

THE SERIES OF SECURITIES

SECTION 2.01. The Form and Title of the Securities.

There is hereby established a new series of Securities to be issued under the Indenture and to be designated as the Company’s 7% Senior Notes due 2017 (the “Notes”). The Notes shall be substantially in the form attached as Exhibit A hereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Company may deem appropriate or as may be required or appropriate to comply with any laws or with any rules made pursuant thereto or with the rules of any securities exchange or automated quotation system on which the Notes may be listed or traded, or to conform to general usage, or as may, consistently with the Indenture, be determined by the Officers executing such Notes, as evidenced by their execution thereof.

The Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Original Indenture as supplemented by this Supplemental Indenture (including the form of Note attached as Exhibit A hereto (the terms of which are incorporated in and made a part of this Supplemental Indenture for all intents and purposes)).

SECTION 2.02. Amount.

Subject to compliance with Section 10.11 of the Indenture, the aggregate principal amount of the Notes that may be authenticated and delivered pursuant hereto is unlimited. The Trustee shall initially authenticate and deliver Notes for original issue in an initial aggregate principal amount of up to $500,000,000, upon delivery to the Trustee of a Company Order for the authentication and delivery of such Notes. The aggregate principal amount of the Notes to be issued hereunder may be increased at any time hereafter and the series may be reopened for issuances of Additional Notes, upon Company Order without the consent of any Holder and without any further supplement or amendment to the Original Indenture or this Supplemental Indenture. The Notes issued on the date hereof and any such Additional Notes that may be issued hereafter shall be part of the same series of Securities for all purposes under the Indenture.

SECTION 2.03. Stated Maturity.

The Notes may be issued on any Business Day on or after March 13, 2007, and the Stated Maturity of the Notes shall be March 15, 2017.

SECTION 2.04. Interest and Interest Rates.

The rate or rates at which the Notes shall bear interest, the date or dates from which such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for any interest payable on any Interest Payment Date, in each case, shall be as set forth in the form of Note attached as Exhibit A hereto.

SECTION 2.05. Place of Payment.

As long as any Notes are Outstanding, the Company shall maintain an office or agency in the United States where Notes may be presented for payment. Such office or agency shall initially be the office or agency of the Trustee in Dallas, Texas.

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SECTION 2.06. Optional Redemption.

At its option, the Company may redeem the Notes, in whole or in part, in principal amounts of $1,000 or any integral multiple thereof, at any time or from time to time, at the applicable Redemption Prices determined as set forth in the form of Note attached hereto as Exhibit A, in accordance with the terms set forth in the Notes and in accordance with Article Eleven of the Original Indenture (as amended and supplemented by this Supplemental Indenture, including without limitation Section 3.06 hereof).

SECTION 2.07. Defeasance and Discharge; Covenant Defeasance.

Article Thirteen of the Original Indenture (as amended and supplemented by this Supplemental Indenture) shall apply to the Notes. Furthermore, each of the following shall constitute Additional Defeasible Provisions (as such term is defined in the Original Indenture):

(a) the covenants set forth in ARTICLE 4 of this Supplemental Indenture; and

(b) the limitation imposed by clause (iv) of Section 8.1(a) of the Indenture (as a result of this Supplemental Indenture).

SECTION 2.08. Global Securities.

The Notes shall initially be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities (i) shall be deposited with, or on behalf of, the Depository Trust Company, New York, New York, which shall act as Depositary with respect to the Notes, (ii) shall bear the legends applicable to Global Securities set forth in Sections 2.2 and 2.4 of the Original Indenture, (iii) may be exchanged in whole or in part for Securities in definitive form upon the terms and subject to the conditions provided in Section 3.5 of the Original Indenture and in this Supplemental Indenture and (iv) shall otherwise be subject to the applicable provisions of the Indenture.

SECTION 2.09. Subsidiary Guarantees.

Article Fourteen of the Original Indenture (as amended and supplemented by this Supplemental Indenture, including without limitation Section 3.09 hereof) shall apply to the Notes. For the purposes of this Supplemental Indenture and the Notes (including without limitation the provisions of the Original Indenture to the extent applicable thereto), the term “Guarantor” shall mean each of the Guarantor parties named on the signature pages of this Supplemental Indenture.

ARTICLE 3

AMENDMENTS TO ORIGINAL INDENTURE

With respect to the Notes, the Original Indenture is hereby amended as set forth below in this ARTICLE 3; provided, however, that each such amendment shall apply only to the Notes and not to any other series of Securities issued under the Indenture.

SECTION 3.01. Defined Terms.

Subject to the limitations set forth in the preamble to ARTICLE 3 of this Supplemental Indenture, Section 1.1 of the Original Indenture is hereby amended by inserting or restating, as the case may be, each of the following defined terms in its appropriate alphabetical position:

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of

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whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired Subordinated Indebtedness” means Subordinated Debt of the Company or any of its Restricted Subsidiaries, that is Acquired Debt and was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, the Company or any of its Subsidiaries.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary;

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

(4) Capital Stock of any Subsidiary of the Company; provided that all the Capital Stock of such Subsidiary held by the Company or any of its Restricted Subsidiaries shall entitle the Company or such Restricted Subsidiary to not less than a pro rata portion of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock;

provided further, however, that in the case of clauses (2), (3) and (4), such Subsidiary is primarily engaged in a Related Business.

“Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than the Notes issued on the date hereof) issued under the Indenture pursuant to Section 2.02 of this Supplemental Indenture.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, Federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available and giving effect to applicable Oil and Natural Gas Hedging Contracts, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

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(B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since such year end due to exploration, development, exploitation or other activities, in each case calculated in accordance with SEC guidelines, and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(C) estimated proved oil and gas reserves reflected in such reserve report produced or disposed of since such year end, and

(D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves reflected in such reserve report since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated substantially in accordance with SEC guidelines, in each case as estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

(ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements;

(iii) the Net Working Capital (excluding, to the extent included in the determination of discounted future net revenues under clause (i)(A) above, any adjustments made pursuant to FAS 143) on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(iv) the greater of:

(A) the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest annual or quarterly financial statement, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements (provided that the Company shall not be required to obtain such appraisal solely for the purpose of determining this value); minus

(b) the sum of:

(i) the net book value of shares of stock of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary;

(ii) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the

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Company’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the full cost or a similar method to the successful efforts method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the full cost or a similar method of accounting.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a Production Payment or a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Article Eight and/or Section 10.15 of this Indenture and not by the provisions of the Asset Sale covenant set forth in Section 10.12 of this Indenture; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares) or the sale of Equity Interests held by the Company or its Subsidiaries in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business, and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate Section 10.9 of this Indenture;

(7) the consummation of a Permitted Investment, including, without limitation, unwinding any Hedging Obligations;

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(8) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(9) the sale or transfer (regardless of whether in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(10) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Company or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(11) any trade or exchange by the Company or any Restricted Subsidiaries of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions of Section 10.12 of this Indenture;

(12) the creation or perfection of a Lien (but not, except to the extent contemplated in clause (13) below, the sale or other disposition of the properties or assets subject to such Lien);

(13) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(14) the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(15) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(16) the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Code or any successor or analogous provisions of the Code.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

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(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) deposits in any currency available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains its chief executive office or is engaged in the Related Business, provided that all such deposits are made in such accounts in the ordinary course of business.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange

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Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by an entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the adoption of a plan or proposal for the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (together with any related provision for taxes and any related non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) exploration and abandonment expense (if applicable) to the extent deducted in calculating Consolidated Net Income; plus

(5) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, other non-cash expenses and other non-cash items (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent

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that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(6) any interest expense attributable to any Oil and Natural Gas Hedging Contract, to the extent that such interest expense was deducted in computing such Consolidated Net Income; plus

(7) the accretion of interest charges on future plugging and abandonment obligations and future retirement benefits, to the extent such charges were deducted in computing such Consolidated Net Income; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, and minus

(9) the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders. Furthermore, solely for the purpose of calculating Consolidated Cash Flow, any expenses attributable to stock appreciation rights will not be deducted in computing Consolidated Net Income prior to payment of such expenses in cash.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided, however that the operation of this clause (2) shall be suspended with respect to any Restricted Subsidiary that is acquired by the Company or any of its Subsidiaries (regardless of whether such acquisition is effected

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pursuant to a merger or otherwise) (such Restricted Subsidiary being referred to as a “Newly Acquired Restricted Subsidiary”), but such suspension shall cease immediately after the first six months following such acquisition; provided further, however that the Net Income for such period of any Newly Acquired Restricted Subsidiary that is acquired by the Company or any of its Restricted Subsidiaries during such period, shall be included;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5) any asset impairment write-downs on Oil and Gas Properties under GAAP or SEC guidelines will be excluded;

(6) any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations (including those resulting from the application of SFAS 133) shall be excluded;

(7) to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness will be excluded; and

(8) any net losses or expenses associated with the Pre-Issue Date Hedge Buyouts and/or the Oil and Natural Gas Hedging Contracts mentioned in the definition of “Pre-Issue Date Hedge Buyouts” will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

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“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Agreement), commercial paper facilities or Debt Issuances providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to any lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) any lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether provided under the original agreement, indenture or other documentation relating thereto).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 10.9 of this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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“Equity Offering” means (i) an offering for cash by the Company of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock or (ii) a contribution of cash to the Company in exchange for its Capital Stock (other than Disqualified Stock).

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement, the Notes and the Subsidiary Guarantees) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or management of the Company (unless otherwise provided in this Indenture), which determination will be conclusive for all purposes under this Indenture.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in a Related Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be deemed to have occurred on the first day of the four-quarter reference period and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions that have occurred or, in the reasonable judgment of the chief accounting or chief financial officer of the Company, are reasonably expected to occur (regardless of whether those operating improvements or

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cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Production Payments and Reserve Sales, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations other than that attributable to any Oil and Natural Gas Hedging Contract, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Interest Rate Agreements; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person (other than a Restricted Subsidiary of such specified Person) that is guaranteed by the specified Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one or more of its Restricted Subsidiaries, regardless of whether such Guarantee or Lien is called upon; plus

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(4) all dividends, whether paid or accrued and regardless of whether in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Guarantor” means each Restricted Subsidiary that has become obligated under a Subsidiary Guarantee, in accordance with the terms of the guarantee provisions of this Indenture, but only for so long as such Subsidiary remains so obligated pursuant to the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate and Currency Hedges and any Oil and Natural Gas Hedging Contracts.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person, regardless of whether contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) in respect of any Guarantee by such Person of production or payment with respect to a Production Payment (but not any other contractual obligation in respect of such Production Payment);

(6) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable; or

(7) representing any Interest Rate and Currency Hedges,

if and to the extent any of the preceding items (other than letters of credit and Interest Rate and Currency Hedges) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all indebtedness of any other Person, of the types described above in clauses (1) through (7), secured by a Lien on any asset of the specified Person (regardless of whether such indebtedness is

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assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such indebtedness of such other Person, and (b) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, of the types described above in clauses (1) through (7).

Notwithstanding the foregoing, the following shall not constitute “Indebtedness:”

(i) accrued expenses and trade accounts payable arising in the ordinary course of business;

(ii) except as provided in clause (5) of the first paragraph of this definition, any obligation in respect of any Production Payment and Reserve Sales;

(ii) any obligation in respect of any Farm-In Agreement;

(iv) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(v) oil or natural gas balancing liabilities incurred in the ordinary course of business and consistent with past practice;

(vi) any obligation in respect of any Oil and Natural Gas Hedging Contract;

(vii) any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133);

(viii) any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) and any guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (viii), are incurred in the ordinary course of the business of the Company and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

(ix) any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business and any guaranties and obligations of the Company or any Restricted Subsidiary with respect to or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

(x) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guaranties of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and

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(xi) all contracts and other obligations, agreements instruments or arrangements described in clauses (21), (22), (23) and (24) of the definition of “Permitted Liens.”

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interest Rate and Currency Hedges” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 10.9(d) of this Indenture. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 10.9(d) of this Indenture. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s; or

(2) BBB- (or the equivalent) by S&P,

or, if either such entity ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Rating Event” means the first day on which the Notes have an Investment Grade Rating from a Rating Agency and no Default has occurred and is then continuing under this Indenture.

“Issue Date” means the first date on which Notes are issued under this Indenture.

“Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the total consolidated Indebtedness of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available, which would be reflected as a liability on a consolidated balance sheet of such Person and its

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Restricted Subsidiaries prepared as of such date in accordance with GAAP, to (y) the aggregate amount of Consolidated Cash Flow of such Person for the then most recent four fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments to the amount of consolidated Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from Oil and Natural Gas Hedging Contracts, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities

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included in Indebtedness and any current liabilities from Oil and Natural Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FAS 133).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or joint venture; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Notes” means a series of Securities designated as the Company’s 7% Senior Notes due 2017, issued pursuant to this Indenture, as amended and supplemented by the First Supplemental Indenture hereto dated as of March 13, 2007.

“Notice of Default” means a written notice of the kind specified in Section 5.1(a)(iv) or Section 5.1(a)(v) of this Indenture.

“Officer” means, in the case of the Company, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company and, in the case of any Guarantor, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of such Guarantor.

“Officers’ Certificate” means, in the case of the Company, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company and, in the case of any Guarantor, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Guarantor.

“Oil and Gas Properties” means all Properties, including equity or other ownership interests therein, owned by such Person which contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Oil and Natural Gas Hedging Contract” means any oil and natural gas hedging agreements and other agreements or arrangements entered into in the ordinary course of business in the oil and gas industry for the purpose of protecting against fluctuations in oil or natural gas prices.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of the Company’s Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:

(1) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

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(2) a Person that was merged, consolidated or amalgamated into the Company or a Restricted Subsidiary,

provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a) the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.11 of this Indenture,

(b) the Fixed Charge Coverage Ratio for the Restricted Subsidiary or the Company, as applicable, would be greater than the Fixed Charge Coverage Ratio for such Restricted Subsidiary or the Company immediately prior to such transaction, or

(c) the Consolidated Net Worth of the Restricted Subsidiary or the Company, as applicable, would be greater than the Consolidated Net Worth of such Restricted Subsidiary or the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, a Related Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of a Related Business jointly with third parties, including without limitation, (i) ownership interests in oil, natural gas, other hydrocarbons and minerals properties or gathering, transportation, processing, storage or related systems and (ii) any operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas and other hydrocarbons, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements, limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, or arrangements, and Investments and expenditures in connection therewith or pursuant thereto.

“Permitted Holders” means (i) James C. Flores and his spouse and lineal descendants, their respective estates or legal representatives, (ii) trusts created for the benefit of such Persons and (iii) entities 80% or more of the Voting Stock of which is directly or indirectly owned by any of the preceding Persons.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

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(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Company or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 10.12 of this Indenture;

(5) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(6) Investments represented by Hedging Obligations;

(7) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(8) loans or advances to employees in the ordinary course of business or consistent with past practice;

(9) advances and prepayments for asset purchases in the ordinary course of business in a Related Business of the Company or any of its Restricted Subsidiaries;

(10) receivables owing to Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(11) surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(12) Guarantees of Indebtedness permitted under Section 10.11 of this Indenture;

(13) guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(14) Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into the Company or merged into or consolidated or amalgamated with a Restricted Subsidiary in accordance with Article Eight or Section 14.4 (as applicable) of this Indenture to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation;

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(15) Permitted Business Investments;

(16) Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(17) any Investment in any Person solely (except to the extent of cash payments in lieu of fractional shares) in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or any of its Subsidiaries

(18) Investments in any units of any oil and gas royalty trust;

(19) Investments existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

(20) repurchases of or other Investments in the Notes; and

(21) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding not to exceed the greater of (a) 1.0% of Adjusted Consolidated Net Tangible Assets or (b) $50.0 million.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness incurred under Credit Facilities pursuant to Section 10.11 of this Indenture;

(2) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 10.11(b) of this Indenture covering only the assets acquired with or financed by such Indebtedness;

(3) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(4) landlords’, carriers’, warehousemens’, mechanics’, materialmen’s, repairmen’s or similar Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(5) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

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(6) Liens in favor of the issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(7) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) Liens securing Hedging Obligations, so long as the related Indebtedness, if any, is, and is permitted under this Indenture to be, secured by a Lien on the same property securing such Hedging Obligation;

(9) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(10) any attachment or judgment Liens not giving rise to an Event of Default;

(11) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the cost of the assets or property so acquired or repaired, improved or constructed plus fees and expenses in connection therewith; and

(b) such Liens are created within 180 days of repair, improvement or construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (including improvements);

(12) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

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(14) Liens existing on the Issue Date;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Company or a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary other than those of the Person merged or consolidated with the Company or the Restricted Subsidiary;

(16) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(17) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Guarantor;

(18) Liens securing the Notes, the Subsidiary Guarantees and other obligations arising under this Indenture;

(19) Liens securing Permitted Refinancing Indebtedness of the Company or a Restricted Subsidiary incurred to refinance Indebtedness of the Company or a Restricted Subsidiary that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(20) Liens in respect of Production Payments and Reserve Sales;

(21) Liens on pipelines and pipeline facilities that arise by operation of law;

(22) Liens arising under joint venture agreements, partnership agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, area of mutual interest agreements, licenses, sublicenses, net profits interests, participation agreements, Farm-Out Agreements, Farm-In Agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business in a Related Business;

(23) Liens reserved in oil and gas mineral leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

(24) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of a Related Business for exploration, drilling, development, production, processing, transportation, marketing, storage, abandonment or operation;

(25) Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising

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under instruments governing Indebtedness permitted to be incurred under this Indenture, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(26) Liens securing obligations of the Company and its Restricted Subsidiaries under Hedging Obligations;

(27) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture; and

(28) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that, at any one time outstanding, do not exceed the greater of $20.0 million and 0.5% of Adjusted Consolidated Net Tangible Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries, any Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of the Company any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of the Company or any preferred stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of the Company or preferred stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1) the principal amount or, in the case of Disqualified Stock or preferred stock, liquidation preference, of the Indebtedness, Disqualified Stock or preferred stock so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith), and

(2) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or preferred stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being Refinanced;

(2) if the Indebtedness, Disqualified Stock or preferred stock being Refinanced is contractually subordinated or otherwise junior in right of payment to the Notes, such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and is contractually subordinated or otherwise junior in right of payment

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to, the Notes, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being Refinanced at the time of the Refinancing; and

(3) such Indebtedness or Disqualified Stock is incurred or issued by the Company or such Indebtedness, Disqualified Stock or preferred stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or preferred stock being Refinanced; provided that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Point Arguello Partnerships” means the following partnerships of which Arguello Inc. is a managing general partner: (a) Gaviota Gas Plant Company, (b) Point Arguello Natural Gas Line Company, (c) Point Arguello Pipeline Company and (d) Point Arguello Terminal Company.

“Pre-Issue Date Hedge Buyouts” means the series of transactions consummated prior to the Issue Date to terminate or unwind, and the associated settlement and accounting of, Oil and Natural Gas Hedging Contracts pertaining to (i) 2006 crude oil price swaps for 15,000 barrels of oil per day at an average price of $25.28 per barrel, (ii) 2006 crude oil price collars for 22,000 barrels per day with a floor price of $25.00 and an average ceiling price of $34.76, (iii) 2007 crude oil price collars for 22,000 barrels of oil per day with a floor price of $25.00 per barrel and an average ceiling price of $34.76 per barrel and (iv) 2008 crude oil price collars for 22,000 barrels of oil per day with a floor price of $25.00 per barrel and an average ceiling price of $34.76 per barrel.

“Principal Property” means any property owned or leased by the Company or any Subsidiary of the Company, the gross book value of which exceeds one percent of Consolidated Net Worth of the Company.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means the occurrence of:

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(1) a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the Notes by either Rating Agency; or

(2) a withdrawal of the rating of the Notes by either Rating Agency;

provided, however, that such decrease or withdrawal occurs on, or within 90 days before or after the earlier of (a) a Change of Control, (b) the date of public notice of the occurrence of a Change of Control or (c) public notice of the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for downgrade by either Rating Agency).

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, which includes (a) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other hydrocarbon properties, and the utilization of the Company’s and its Restricted Subsidiaries’ properties, (b) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith, (c) any power generation and electrical transmission business, (d) oil field sales and services and related activities, (e) development, purchase and sale of real estate and interests therein, and (f) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) through (e) of this definition.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means, with respect to the Company, one or more debt facilities (including, without limitation, the Amended and Restated Credit Agreement, dated as of May 16, 2005, as amended by the First Amendment dated as of November 1, 2005, and the Second Amendment and Waiver, dated as of September 28, 2006, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and agents parties thereto from time to time) as provided for in one or more agreements or instruments in each case, as amended, restated, modified, supplemented, increased, renewed, refunded, replaced (including replacement after the termination of such credit facility), supplemented, restructured or refinanced in whole or in part from time to time in one or more agreements or instruments.

“Senior Debt” means:

(1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

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(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

(b) any Indebtedness that is incurred in violation of this Indenture; or

(c) any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means Indebtedness of the Company or a Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the Notes or the Subsidiary Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof);

provided, that the Point Arguello Partnerships, Sepulveda Oil and Gas Company and Nuevo Energy Company are not Subsidiaries of the Company.

“Subsidiary Guarantee” means any guarantee of the Notes by any Guarantor in accordance with Article Fourteen of this Indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

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(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 10.13 of this Indenture, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, other than pursuant to a Subsidiary Guarantee.

As of the Issue Date, each of the following entities has been designated as an Unrestricted Subsidiary: Arroyo Grande Land Company, LLC, Lompoc Land Company LLC and Montebello Land Company LLC.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

SECTION 3.02. Defaults and Remedies.

Subject to the limitations set forth in the preamble to ARTICLE 3 of this Supplemental Indenture, Sections 5.1 and 5.2 of the Original Indenture are hereby amended and restated in their entirety to read as follows:

Section 5.1 Events of Default.

(a) Each of the following is an “Event of Default”:

(i) default in any payment of interest on any Note under this Indenture when due, continued for 30 days;

(ii) default in the payment of principal of or premium, if any, on any Note under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

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(iii) failure by the Company to comply with its obligations under Article Eight of this Indenture or to consummate a purchase of Notes when required pursuant to Section 10.12 or Section 10.15 of this Indenture;

(iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt of a written notice (sent by registered or certified mail, specifying such failure, requiring it to be remedied and stating that such notice is a “Notice of Default” under this Indenture) from the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes to comply with Section 10.9 or Section 10.11 of this Indenture or to comply with the provisions described under Section 10.12 or Section 10.15 of this Indenture to the extent not described in clause (iii) of this Section 5.1(a);

(v)(A) except as addressed in subclause (B) of this clause (v), failure by the Company or any of its Restricted Subsidiaries for 60 days after receipt of a written notice (sent by registered or certified mail, specifying such failure, requiring it to be remedied and stating that such notice is a “Notice of Default” under this Indenture) from the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes to comply with any of the other agreements in this Indenture or the Notes or (B) failure by the Company for 180 days after such notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes to comply with Section 10.7 of this Indenture;

(vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(vii) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(viii) any Subsidiary Guarantee shall be held in a judicial proceeding to be, or be asserted by the Company or any Guarantor, as applicable, not to be, enforceable or

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valid or shall cease to be in full force and effect (except pursuant to the release or termination of any such Subsidiary Guarantee in accordance with this Indenture);

(ix) the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) makes a general assignment for the benefit of its creditors, or

(D) generally is not paying its debts as they become due; and

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, in an involuntary case; or

(B) appoints a custodian of the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company, or for all or substantially all of the property of the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company; or

(C) orders the liquidation of the Company, any Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(b) The Company shall, so long as any of the Notes are Outstanding, deliver to the Trustee, within five Business Days after any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 5.2 Acceleration of Maturity; Rescission and Annulment; Interest Rate Increase.

(a) To the extent permitted by applicable law, in the case of an Event of Default specified in clause (ix) or clause (x) of Section 5.1(a) of this Indenture, all then Outstanding

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Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company and, in case of a notice by Holders, also to the Trustee specifying the respective Event of Default and that it is a notice of acceleration. Upon any such declaration, the Notes shall become due and payable immediately.

(b) At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article Five provided, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(i) the Company or one or more of the Guarantors has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on all Notes,

(B) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Notes,

(C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Notes, and

(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(ii) all Events of Default with respect to the Notes, other than the non-payment of the principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13 of this Indenture.

(iii) No such rescission shall affect any subsequent default or impair any right consequent thereon.

(c) Notwithstanding the foregoing Section 5.2(b), if an Event of Default specified in clause (vi) of Section 5.1(a) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

(d) Upon any failure by the Company for 60 days to comply with Section 10.7 of this Indenture, the interest rate on the Notes will increase by 50 basis points (0.5%) and remain at such increased rate thereafter but only for so long as there is a Default under such Section 10.7, and upon resumption of compliance by the Company with such Section 10.7, the interest rate on the Notes will be reset at the initial rate applicable on the Issue Date.

SECTION 3.03. Notice of Defaults.

Subject to the limitations set forth in the preamble to ARTICLE 3 of this Supplemental Indenture, Section 6.2 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

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Section 6.2 Notice of Defaults.

Within 90 days after the occurrence of any Default hereunder with respect to the Notes, the Trustee shall transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, notice of such Default hereunder known to the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the principal of or any premium or interest on any Note, the Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of Notes; and, provided, further, that (i) in the case of any Default of the character specified in Section 5.1(a)(iv), no such notice to Holders shall be given until at least 30 days after the occurrence thereof, (ii) in the case of any Default of the character specified in Section 5.1(a)(v)(A), no such notice to Holders shall be given until at least 60 days after the occurrence thereof and (iii) in the case of any Default of the character specified in Section 5.1(a)(v)(B), no such notice to Holders shall be given until at least 180 days after the occurrence thereof.

SECTION 3.04. Compensation and Reimbursement.

Subject to the limitations set forth in the preamble to ARTICLE 3 of this Supplemental Indenture, the third paragraph of Section 6.7 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

Without limiting any rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 5.1(a)(ix) or Section 5.1(a)(x), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services of the Trustee are intended to constitute expenses of administration under any applicable Bankruptcy Law.

SECTION 3.05. Merger, Consolidation or Sale of Substantially All Assets.

Subject to the limitations set forth in the preamble to ARTICLE 3 of this Supplemental Indenture, Article Eight of the Original Indenture is hereby amended and restated in its entirety to read as follows:

ARTICLE EIGHT

MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

Section 8.1 Company May Consolidate, Etc., Only on Certain Terms.

(a) The Company will not, directly or indirectly, consolidate, amalgamate or merge with or into another Person (regardless of whether the Company is the surviving corporation), convert into another form of entity or continue in another jurisdiction; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(i) either: (A) the Company is the surviving corporation; or (B) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the

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obligations of the Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee; provided that, unless such Person is a corporation, a corporate co-issuer of the Notes will be added to this Indenture by agreements reasonably satisfactory to the Trustee;

(iii) immediately after such transaction or transactions, no Default or Event of Default exists;

(iv) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(A) would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction;

(B) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.11(a) of this Indenture; or

(C) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio that is not less than the Fixed Charged Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(v) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and such supplemental indenture, if any, comply with this Article Eight and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) For purposes of this Section 8.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Company.

(c) Notwithstanding the restrictions described in the foregoing clause (a)(iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, the Company may merge into a Restricted Subsidiary for the purpose of reincorporating the Company in another jurisdiction, and any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary.

Section 8.2 Successor Substituted.

Upon any merger or consolidation, or any sale, transfer, assignment, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted

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Subsidiaries in accordance with Section 8.1 of this Indenture, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, transfer, assignment, conveyance or other disposition is made, shall succeed to, and be substituted for the Company (so that from and after the date of such consolidation, merger, sale, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein. When the successor assumes all of the Company’s obligations under this Indenture, the Company shall be discharged from those obligations; provided, however, that the Company will not be released from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, this Article Eight.

SECTION 3.06. Selection for and Notice of Redemption.

Subject to the limitations set forth in the preamble to ARTICLE 3 of this Supplemental Indenture, Sections 11.3 and 11.4 of the Original Indenture are hereby amended and restated in their entirety to read as follows:

Section 11.3 Selection by Trustee of Securities to be Redeemed.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee shall deem fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the Outstanding Notes not previously called for redemption.

(b) The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof to be redeemed. No Notes in amounts of $1,000 or less shall be redeemed in part. Notes and portions of Notes selected shall be in amounts of $1,000 and integral multiples thereof; except that if all of the Notes of a Holder are to be redeemed, the entire Outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

(c) For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

Section 11.4 Notice of Redemption.

(a) At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address; provided, however, that in the case of a redemption with the net cash proceeds of an Equity Offering, such notice may be given prior to the completion of the related Equity Offering.

The notice shall identify the Notes to be redeemed and shall state:

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(i) the Redemption Date;

(ii) the Redemption Price;

(iii) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price and become due on the date fixed for redemption;

(vi) that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the Redemption Date;

(vii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(ix) any conditions that must be satisfied prior to the Company becoming obligated to consummate such redemption.

(b) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the Redemption Date (or such shorter period of time as may be acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.07. Redemption Upon Equity Offering.

Subject to the limitations set forth in the preamble to ARTICLE 3 of this Supplemental Indenture, Section 11.6 of the Original Indenture is hereby amended by adding the following paragraph as the last paragraph of such Section:

Notwithstanding the preceding provisions of this Section 11.6, notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

SECTION 3.08. Covenant Defeasance.

Subject to the limitations set forth in the preamble to ARTICLE 3 of this Supplemental Indenture, the last sentence of Section 13.3 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

In addition, upon the Company’s exercise under Section 13.1 hereof of the option applicable to this Section 13.3, subject to the satisfaction of the conditions set forth in Section 13.4 hereof, the

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following will no longer constitute an Event of Default: (a) clauses (iii), (iv), (v), (vi) and (vii) of Section 5.1(a) of this Indenture, (b) clause (ix) (but only with respect to Subsidiaries of the Company) of Section 5.1(a) of this Indenture and (c) clause (x) of Section 5.1(a) of this Indenture.

SECTION 3.09. Subsidiary Guarantees.

Subject to the limitations set forth in the preamble to ARTICLE 3 of this Supplemental Indenture, Article Fourteen of the Original Indenture is hereby amended by adding the following Sections 14.4 and 14.5 thereto:

Section 14.4 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 14.5 of this Indenture, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (regardless of whether such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(a) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(b) either:

(i) subject to Section 14.5 hereof, if it is not such Guarantor, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture (including its Subsidiary Guarantee), on the terms set forth herein, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, in which case the Subsidiary Guarantee of such Guarantor will be released as contemplated by Section 14.5 of this Indenture; or

(ii) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 10.12.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee of such Guarantor and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantee notations to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles Eight and Ten of this Indenture, and notwithstanding clauses (i) and (ii) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

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Section 14.5 Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee, provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 10.12. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 10.12, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

(b) In addition, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee:

(i) upon designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(ii) upon Legal Defeasance in accordance with Article Thirteen of this Indenture or satisfaction and discharge of this Indenture in accordance with Article Four of this Indenture;

(iii) upon the liquidation or dissolution of such Guarantor, provided that no Default or Event of Default shall have occurred and is continuing; or

(iv) at such time as such Guarantor does not have outstanding any Guarantee of any Indebtedness (other than the Notes) of the Company or any Guarantor in excess of $10.0 million in aggregate principal amount.

(c) Any Guarantor not released from its obligations under its Subsidiary Guarantee as provided in this Section 14.5 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article Fourteen.

SECTION 3.10. Repurchase Offers.

Subject to the limitations set forth in the preamble to ARTICLE 3 of this Supplemental Indenture, the Original Indenture is hereby amended by adding the following Article Fifteen thereto:

ARTICLE FIFTEEN

REPURCHASE OFFERS

Section 15.1 Generally.

In the event that, pursuant to Section 10.12 or Section 10.15 of this Indenture, the Company shall be required to commence an offer to all Holders of Notes to purchase all or a portion of their respective Notes (a “Repurchase Offer”), it shall follow the procedures specified

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in such Sections and, to the extent not inconsistent therewith, the procedures specified in Section 15.2 below.

Section 15.2 Repurchase Offer Procedures.

(a) A Repurchase Offer shall remain open for a period of no less than 30 days and no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 10.12 or 10.15 of this Indenture (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Repurchase Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(b) If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Repurchase Offer.

(c) Upon the commencement of a Repurchase Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders of Notes. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer. The Repurchase Offer shall be made to all Holders of Notes. The notice, which shall govern the terms of the Repurchase Offer, shall state:

(i) that the Repurchase Offer is being made pursuant to this Article Fifteen and Section 10.12 or Section 10.15 of this Indenture, and the length of time the Repurchase Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note (or portion thereof) accepted for payment pursuant to the Repurchase Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased equal to $1,000 and integral multiples thereof;

(vi) that Holders electing to have a Note purchased pursuant to any Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

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(viii) that, if the aggregate amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or and integral multiples thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book entry transfer).

(d) On the Purchase Date, the Company shall, to the extent lawful, accept for payment on a pro rata basis to the extent necessary, the Offer Amount of Notes (or portions thereof) tendered pursuant to the Repurchase Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes (or portions thereof) were accepted for payment by the Company in accordance with the terms of this Article Fifteen. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder, as the case may be, and accepted by the Company for purchase, and the Company shall promptly issue a new Note. The Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the respective Holder thereof. The Company shall publicly announce the results of the Repurchase Offer on the Purchase Date.

ARTICLE 4

ADDITIONAL COVENANTS

With respect to the Notes, Article Ten of the Original Indenture is hereby amended as set forth below in this ARTICLE 4; provided, however, that each such amendment shall apply only to the Notes and not to any other series of Securities issued under the Indenture.

SECTION 4.01. Reports.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.7 thereto:

Section 10.7 Reports.

(a) Regardless of whether required by the rules and regulations of the SEC, so long as any Notes are Outstanding, the Company will file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations):

(i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K under the Exchange Act if the Company were required to file such reports; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K under the Exchange Act if the Company were required to file such reports.

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(b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants.

(c) If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in Section 10.7(a) with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(d) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraphs of this Section 10.7 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

SECTION 4.02. Taxes.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.8 thereto:

Section 10.8 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, any taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.03. Restricted Payments.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.9 thereto:

Section 10.9 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary);

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(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent or other Affiliate of the Company that is not a Restricted Subsidiary;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at the Stated Maturity thereof (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (b) the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.11(a) of this Indenture; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xiv) of Section 10.9(b) of this Indenture), is equal to or less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of (1)(a) the aggregate net cash proceeds and (b) the Fair Market Value of (x) marketable securities (other than marketable securities of the Company), (y) Capital Stock of a Person (other than the Company or an Affiliate of the Company) engaged primarily in any Related Business and (z) other assets used or useful in any Related Business, in the case of clauses (a) and (b), received by the Company since July 3, 2002 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests

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(other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); provided, however, that the aggregate amount calculated pursuant to this clause (1) shall not include $731.6 million (representing the Fair Market Value of the common stock of Nuevo Energy Company and shares of common stock of 3TEC Energy Corporation, in each case, received by the Company during the years 2003 and 2004 in exchange for shares of its common stock), (2) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests of the Company (other than Disqualified Stock or Subordinated Debt), and (3) the aggregate net cash proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (1) or (2) above; plus

(C) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than the Company or a Subsidiary of the Company, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; provided, however, that no amount will be included under this clause (C) to the extent it is already included in Consolidated Net Income; plus

(D) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation.

(b) So long as no Default has occurred and is continuing or would be caused thereby, Section 10.9(a) of this Indenture will not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(B) of Section 10.9(a);

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition) with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

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(iv) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any of the Company’s (or any of its Restricted Subsidiaries’) current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy the Company’s or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;

(v) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(vi) payments to fund the purchase, redemption or other acquisition for value by the Company of fractional shares arising out of stock dividends, splits or combinations, business combinations or other transactions permitted by this Indenture;

(vii) any transfer to an Unrestricted Subsidiary of any direct or indirect interest of the Company and its Restricted Subsidiaries in real property so long as such interests at the time of such sale or transfer (A) do not include any material proved Hydrocarbons and (B) include a surface interest, and any disposition (by dividend or distribution in respect of Equity Interests of the Company or otherwise) of any such Unrestricted Subsidiary;

(viii) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any of the Company’s (or any of its Restricted Subsidiaries’) current or former directors or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period (with unused amounts in any 12-month period being permitted to be carried over into succeeding 12-month periods); provided, further, that the amounts in any 12-month period may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of the Company’s Equity Interests (other than Disqualified Stock) to any such directors or employees that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement will not increase the amount available for Restricted Payments under clause (iii) of Section 10.9(a) and to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments) plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date;

(ix) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test set forth in Section 10.11(a) below;

(x) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders (other than the Company or any Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based their respective holdings of such Equity Interests;

(xi) any Restricted Payment as long as on the date of such Restricted Payment, after giving pro forma effect thereto and to any related financing transactions as

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if the same had occurred at the beginning of the Company’s most recently ended four full fiscal quarters for which internal financial statements are available, the Company’s Leverage Ratio would not have exceeded 2.5 to 1;

(xii) the purchase or redemption of any Acquired Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries, by application of (A) cash provided from operations in the ordinary course of business or (B) proceeds from borrowings under the revolving portion of the Senior Credit Agreement (so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of the Senior Credit Agreement was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Company is able to incur an additional $1.00 of Indebtedness pursuant to Section 10.11(a) after giving effect to such purchase or redemption; provided further, that this clause (xii) shall not permit the application any proceeds from any other borrowings under any Credit Facility to effect any such purchase or redemption;

(xiii) repurchases of Subordinated Debt at a purchase price not greater than (x) 101% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of a Change of Control or (y) 100% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Subordinated Debt, but only if:

(A) in the case of a Change of Control Triggering Event, the Company has first complied with and fully satisfied its obligations under Section 10.15; or

(B) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations under Section 10.12; or

(xiv) other Restricted Payments in an amount not to exceed $50.0 million.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

(d) The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment exceeding $15.0 million shall be determined conclusively by two Officers of the Company acting in good faith whose conclusions with respect thereto shall be set forth in an Officers’ Certificate delivered to the Trustee, provided, however, that if the Fair Market Value of any non-cash Restricted Payment exceeds $40.0 million, such Fair Market Value shall be determined conclusively by the Board of Directors of the Company and set forth in a Board Resolution, and a certified copy of such Board Resolution shall be delivered to the Trustee. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (i) through (xiv) of Section 10.9(b) or is entitled to be made pursuant to Section 10.9(a), the Company shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this Section 10.9.

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SECTION 4.04. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.10 thereto:

Section 10.10 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions in Section 10.10(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(ii) this Indenture, the Notes and the Subsidiary Guarantees;

(iii) applicable law, rule, regulation, order, approval, permit or similar restriction;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v) customary non-assignment provisions in contracts, leases and licenses (including, without limitation, licenses of intellectual property) entered into in the ordinary course of business;

(vi) any agreement for the sale or other disposition of assets, including without limitation an agreement for the sale or other disposition of the Capital Stock or

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assets of a Restricted Subsidiary, that restricts distributions by the applicable Restricted Subsidiary pending the sale or other disposition;

(vii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(viii) Liens permitted to be incurred under the provisions of Section 10.14 that limit the right of the debtor to dispose of the assets subject to such Liens;

(ix) the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant to Section 10.11 and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(x) other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with Section 10.11; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole, as determined by the Company in good faith, than the provisions contained in the Credit Facilities and in this Indenture as in effect on the Issue Date;

(xi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(xii) Hedging Obligations permitted from time to time under this Indenture;

(xiii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xiv) with respect only to encumbrances or restrictions of the type referred to in clause (iii) of Section 10.10(a):

(A) customary nonassignment provisions (including provisions forbidding subletting) in leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements relating to leasehold interests in oil and gas properties to the extent such provisions restrict the transfer of the lease, the property leased thereunder or the other interests therein;

(B) provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (1) in the ordinary course of business, consistent with past practice or (2) with the approval of the Company’s Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements; and

(C) Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments to the extent such

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encumbrance or restriction restricts the transfer of the property (including Capital Stock) subject to such Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments.

SECTION 4.05. Incurrence of Indebtedness and Issuance of Preferred Stock.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.11 thereto:

Section 10.11 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur;” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock, and Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Notwithstanding the foregoing, Section 10.11(a) will not prohibit the incurrence of any of the following (the items of Indebtedness described below in this Section 10.11(b) being referred to collectively as “Permitted Debt”):

(i) the incurrence by the Company and any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $1.1 billion and (y) 20% of Adjusted Consolidated Net Tangible Assets, determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

(ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees, in each case to be issued on the Issue Date;

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted

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Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv), not to exceed $50.0 million at any time outstanding;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) or Disqualified Stock of the Company, or Indebtedness (other than intercompany Indebtedness) or preferred stock of a Restricted Subsidiary, in each case that was permitted by this Indenture to be incurred or issued under Section 10.11(a) or clauses (ii), (iii), (iv), (v) or (x) of this Section 10.11(b);

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii) the incurrence of obligations of the Company or a Restricted Subsidiary pursuant to Interest Rate and Currency Hedges, in each case entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries;

(ix) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(x) Permitted Acquisition Indebtedness;

(xi) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check,

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draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xii) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries;

(xiii) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xiv) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from Guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of $50.0 million and 1.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof; and

(xv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in an aggregate principal amount (or accreted value, as applicable) that, when taken together with all other Indebtedness of the Company outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (i) through (xiv) above or Section 10.11(a)) does not exceed the greater of (x) 2.5% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness and (y) $125.0 million.

(c) For purposes of determining compliance with this Section 10.11, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) of Section 10.11(b), or is entitled to be incurred pursuant to Section 10.11(a), the Company will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or later divide and reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 10.11. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness and issuance of preferred stock, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed

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not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 10.11, the maximum amount of Indebtedness that the Company may incur pursuant to this Section 10.11 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.06. Asset Sales.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.12 thereto:

Section 10.12 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) either (x) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or (y) the Fair Market Value of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 10% of the Adjusted Consolidated Net Tangible Assets of the Company at the time each determination is made. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after the date of the Asset Sale, to the extent of the cash received in that conversion;

(C) any stock or assets of the kind referred to in clauses (ii) or (iv) of Section 10.12(b) below; and

(D) accounts receivable of a business retained by the Company or any Restricted Subsidiary, as the case may be, following the sale of such business, provided that such accounts receivable are not (1) past due more than

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90 days and (2) do not have a payment date greater than 120 days from the date of the invoice creating such accounts receivable.

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(i) to repay Senior Debt;

(ii) to invest in Additional Assets;

(iii) to make capital expenditures in respect of a Related Business of the Company or any of its Restricted Subsidiaries; or

(iv) enter into a bona fide binding contract with a Person other than an Affiliate of the Company to apply the Net Proceeds pursuant to clauses (ii) or (iii) above, provided that such binding contract shall be treated as a permitted application of the Net Proceeds from the date of such contract until the earlier of:

(A) the date on which such acquisition or expenditure is consummated, and

(B) the 180th day following the expiration of the aforementioned 360-day period.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (i) through (iv) above will constitute “Excess Proceeds.”

(c) On the 361st day (or upon the failure to close the contract referred to in clause (iv) of Section 10.12(b) above within the 180 day time period thereafter) after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $40.0 million, the Company will make an offer (the “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Company, or of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by Sections 8.1 and/or 10.15 of this Indenture, as applicable, and not by this Section 10.12.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities

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laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 4.07. Transactions with Affiliates.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.13 thereto:

Section 10.13 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a Board Resolution of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 10.13 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(i) any employment, consulting or similar agreement or other compensation, or arrangement, stock option or stock ownership plan, employee benefit plan, officer or director indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries;

(iii) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

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(iv) reasonable fees and expenses and compensation paid to, and indemnity or insurance provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiaries;

(v) any issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of a capital contribution from, Affiliates (or a Person that becomes an Affiliate) of the Company;

(vi) any Permitted Investments or Restricted Payments that do not violate Section 10.9 of this Indenture;

(vii) loans or advances to employees in the ordinary course of business or consistent with past practice;

(viii) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(ix) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any written agreement to which the Company or any of its Restricted Subsidiaries is a party on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not materially and adversely affect the rights of any Holders of the Notes (as determined in good faith by the Board of Directors of the Company) as compared to the terms of the agreements in effect on the Issue Date;

(x)(A) guarantees of performance by the Company and its Restricted Subsidiaries of the Company’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (B) pledges of Equity Interests of the Company’s Unrestricted Subsidiaries for the benefit of lenders of the Company’s Unrestricted Subsidiaries; and

(xi) transactions between the Company and any person, a director of which is also a director of the Company; provided, however, that such director abstains from voting as a director of the Company on any matter involving such other Person.

SECTION 4.08. Limitation on Liens.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.14 thereto:

Section 10.14 Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or permit to exist any Lien (other than Permitted Liens) upon any Principal Property or any shares of stock or Indebtedness of any Restricted Subsidiary that owns or leases any Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired), securing any Subordinated Debt or other Indebtedness, unless:

(a) in the case of Liens securing Subordinated Debt of the Company or a Guarantor, the Notes or Subsidiary Guarantee, as applicable, are secured by a Lien on such Principal

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Property or such shares of stock or Indebtedness on a senior basis to the Subordinated Debt so secured with the same priority as the Notes or such Subsidiary Guarantee, as applicable, has to such Subordinated Debt until such time as such Subordinated Debt is no longer so secured by a Lien; and

(b) in the case of Liens securing other Indebtedness of the Company or a Guarantor, the Notes or Subsidiary Guarantees, as applicable, are secured by a Lien on such Principal Property or such shares of stock or Indebtedness on an equal and ratable basis with the other Indebtedness so secured until such time as such other Indebtedness is no longer so secured by a Lien.

SECTION 4.09. Offer to Repurchase upon a Change of Control.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.15 thereto:

Section 10.15 Offer to Repurchase upon a Change of Control.

(a) If a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control Triggering Event, the Company will mail a notice to each Holder of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described in Article Fifteen of this Indenture (including the notice required thereby) and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of this Indenture by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

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(c) The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment.

(d) The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) Notwithstanding anything to the contrary in this Section 10.15, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) notice of redemption with respect to the Notes has been given pursuant to this Indenture, unless and until there is a default in payment of the applicable Redemption Price.

(f) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not Outstanding or will be retired and cancelled, at the Company’s option. Notes purchased by a third party pursuant to clause (e) of this Section 10.15 will have the status of Notes issued and Outstanding.

(g) In the event that Holders of at least 90% of the aggregate principal amount of the Outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain Outstanding following such purchase at a Redemption Price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain Outstanding, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

SECTION 4.10. Designation of Restricted and Unrestricted Subsidiaries.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.16 thereto:

Section 10.16 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 10.9 of

First Supplemental Indenture

this Indenture or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 10.9. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 10.11, the Company will be in Default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 10.11, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (ii) no Default or Event of Default would be in existence following such designation.

SECTION 4.11. Future Guarantors.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.17 thereto:

Section 10.17 Future Guarantors.

If, after the Issue Date, any Domestic Restricted Subsidiary that is not a Guarantor is or becomes obligated under any Indebtedness pursuant to a Guarantee of Indebtedness of the Company or any Guarantor (other than the Notes), and the maximum principal amount of Indebtedness of such Domestic Restricted Subsidiary under such Guarantee exceeds $10.0 million, then the Company shall cause that Domestic Restricted Subsidiary to Guarantee the Notes and become a Guarantor, pursuant to the Subsidiary Guarantee provisions of this Indenture, by executing a supplemental indenture and delivering it to the Trustee within 30 days after the date on which such Domestic Restricted Subsidiary Guaranteed such Indebtedness of the Company or a Guarantor; provided, however, that the Company shall not be required to cause such Domestic Restricted Subsidiary to so Guarantee the Notes and become a Guarantor prior to the 180th day after the consummation of any transaction (including without limitation any merger, consolidation or purchase) pursuant to which such Domestic Restricted Subsidiary becomes a Subsidiary of the Company.

SECTION 4.12. Covenant Termination.

Subject to the limitations set forth in the preamble to ARTICLE 4 of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.18 thereto:

Section 10.18 Covenant Termination.

First Supplemental Indenture

Notwithstanding any provision of this Indenture or of the Notes to the contrary, from and after the occurrence of an Investment Grade Rating Event, the Company and its Restricted Subsidiaries will cease to be subject to Sections 10.9, 10.10, 10.11, 10.12, 10.13, 10.15 and 10.16 and 8.1(a)(iv) of this Indenture and no Default or Event of Default shall result from any failure to comply with any of the provisions of such Sections.

ARTICLE 5

MISCELLANEOUS

SECTION 5.01. Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company.

Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights or obligations of the Trustee set forth in the Original Indenture.

The Trustee makes no representation or warranty as to the validity or sufficiency of the information contained in the prospectus supplement related to the Notes, except such information which specifically pertains to the Trustee itself, or any information incorporated therein by reference.

SECTION 5.02. Continued Effect.

Except as expressly supplemented and amended by this Supplemental Indenture, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Original Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

SECTION 5.03. Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 5.04. Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

THE COMPANY:

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Executive Vice President & Chief Financial Officer

GUARANTORS:

ARGUELLO INC.
BROWN PXP PROPERTIES, LLC
NUEVO GHANA INC.
NUEVO INTERNATIONAL INC.
NUEVO OFFSHORE COMPANY
NUEVO RESOURCES INC.
PACIFIC INTERSTATE OFFSHORE COMPANY
PLAINS ACQUISITION CORPORATION
PLAINS LOUISIANA INC.
PLAINS RESOURCES INTERNATIONAL INC.
PXP GULF COAST INC.
PXP LOUISIANA L.L.C.

By:	Plains Louisiana Inc., its sole member

PXP PERMIAN INC.
PXP TEXAS INC.
PXP TEXAS LIMITED PARTNERSHIP

By:	PXP Texas Inc., its general partner

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Vice President & Treasurer

PXP DEEPWATER L.L.C.

By:	Plains Exploration & Production Company, its sole member

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Executive Vice President & Chief Financial Officer

First Supplemental Indenture

TRUSTEE:

WELLS FARGO BANK, N. A.

By:	/s/ Patrick T. Giordano

Name:	Patrick T. Giordano

Title: Authorized Officer

First Supplemental Indenture

EXHIBIT A

[FORM OF FACE OF NOTE]

[If a Global Security, insert—THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

[If a Global Security, insert—EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.]

[If a Global Security, insert—UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

PLAINS EXPLORATION & PRODUCTION COMPANY

7% Senior Notes due 2017

No.	U.S.$

CUSIP No. 726505AC4

PLAINS EXPLORATION & PRODUCTION COMPANY, a company duly incorporated under the laws of the State of Delaware (herein called the “Company”, which term includes any successor or resulting Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                                     , or registered assigns, the principal sum of                              United States Dollars on March 15, 2017, and to pay interest thereon from March 13, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 15 and September 15 in each year, commencing September 15, 2007, at the rate of 7% per annum, until the principal hereof is paid or made available for payment; provided, however, that upon any failure by the Company for 60 days to comply with Section 10.7 of such Indenture, the interest rate on the Securities of this series will increase by 50 basis points (0.5%) and remain at such increased rate thereafter but only for so long as there is a Default under such Section 10.7, and upon resumption of compliance by the Company with such Section 10.7, the interest rate on the Securities of this series will be reset at the initial rate applicable on the Issue Date. Interest on overdue principal and interest on overdue interest, if any, will accrue at the applicable interest rate on the Securities of this series. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (regardless of whether a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Interest on the Securities of this series will be computed on the basis of a 360-day year comprised of twelve 30-day months.

First Supplemental Indenture

[If a Global Security, insert—Payment of the principal of (and premium, if any) and any such interest on this Security will be made by transfer of immediately available funds to a bank account in the United States designated by the Holder in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.]

[If a Definitive Security, insert—Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States of America, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or subject to any laws or regulations applicable thereto and to the right of the Company (as provided in the Indenture) to rescind the designation of any such Paying Agent, at the offices of                                          in                                     , or at such other offices or agencies as the Company may designate, by United States Dollar check drawn on, or transfer to a United States Dollar account maintained by the payee with, a bank in The City of New York (so long as the applicable Paying Agency has received proper transfer instructions in writing at least 10 days prior to the payment date); provided, however, that payment of interest may be made at the option of the Company by United States Dollar check mailed to the addresses of the Persons entitled thereto as such addresses shall appear in the Security Register or by transfer to a United States Dollar account maintained by the payee with a bank in The City of New York (so long as the applicable Paying Agent has received proper transfer instructions in writing by the record date prior to the applicable Interest Payment Date).]

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: ,

PLAINS EXPLORATION & PRODUCTION COMPANY

By:

Name:

Title

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated 7% Senior Notes due 2017 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, N. A., as Trustee

By:

Authorized Signatory

First Supplemental Indenture

[FORM OF REVERSE OF NOTE]

PLAINS EXPLORATION & PRODUCTION COMPANY

7% Senior Notes due 2017

This Security is one of a duly authorized issue of senior securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 13, 2007 (the “Original Indenture”), between the Company and Wells Fargo Bank, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as amended and supplemented by the First Supplemental Indenture thereto dated as of March 13, 2007 (the “Supplemental Indenture”), by and among the Company, the Trustee and the Guarantors named therein (such Original Indenture, as so amended and supplemented being herein called the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement, of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. As provided in the Indenture, the Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Security is one of the series designated on the face hereof.

This security is the general, unsecured, senior obligation of the Company and is guaranteed pursuant to a guarantee (the “Subsidiary Guarantee”) by each of the persons named as Guarantors in the Supplemental Indenture (the “Guarantors”). The Subsidiary Guarantee is the general, unsecured, senior obligation of each Guarantor.

Except as described below, and except as provided in Section 10.15(g) of the Indenture, the Securities of this series are not redeemable until March 15, 2012. On and after March 15, 2012, the Company may redeem all or a part of the Securities of this series, from time to time upon not less than 30 nor more than 60 days’ notice, at the following Redemption Prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Securities of this series to be redeemed to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Redemption Price
2012	103.500%
2013	102.333%
2014	101.167%
2015 and thereafter	100.000%

The Securities of this series will also be redeemable, in whole or in part, at the Company’s option at any time or from time to time, prior to March 15, 2012, at the applicable Make-Whole Price (as defined below), in accordance with the provisions of the Indenture.

“Make-Whole Price” with respect to any Securities of this series to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such Securities; and

(2) the sum of the present values of (a) the Redemption Price of such Securities at March 15, 2012 (as set forth above) and (b) the remaining scheduled payments of interest from the Redemption Date to March 15, 2012 (not including any portion of such payments of interest accrued as of the Redemption Date) discounted back to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;

plus, in the case of both (1) and (2), accrued and unpaid interest on such Securities to the Redemption Date. Unless the Company defaults in payment of the Make-Whole Price, on and after the applicable Redemption Date, interest will cease to accrue on the Securities of this series to be redeemed.

First Supplemental Indenture

“Comparable Treasury Issue” means, with respect to Securities of this series to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the Redemption Date to March 15, 2012, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means JPMorgan Securities Inc. or Lehman Brothers Inc. and their respective successors, at the Company’s option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means JPMorgan Securities Inc. or Lehman Brothers Inc. at the Company’s option, and three additional primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by the Company, and its successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, the Company shall substitute therefor another Primary Treasury Dealer).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(159)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

Prior to March 15, 2010, the Company may on any one or more occasions redeem up to 35% of the principal amount of the Securities of this series, which may include Additional Notes (as defined in the Supplemental Indenture), with all or a portion of the net cash proceeds of one or more Equity Offerings at a Redemption Price equal to 107% of the principal amount thereof, plus accrued and unpaid interest on the Securities of this series to be redeemed to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided that:

(1) at least 65% of the aggregate principal amount of the Securities of this series issued and Outstanding on the Issue Date, remains Outstanding after each such redemption; and

(2) the redemption occurs within 180 days after the closing of such Equity Offering.

First Supplemental Indenture

Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected (with each series voting as a separate class). The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company and the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, regardless of whether notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place(s) and rate, and in the coin or currency, herein prescribed.

[If a Global Security, insert—This Global Security or portion hereof may not be exchanged for Definitive Securities of this series except in the limited circumstances provided in the Indenture. The holders of beneficial interests in this Global Security will not be entitled to receive physical delivery of Definitive Securities except as described in the Indenture and will not be considered the Holders thereof for any purpose under the Indenture.]

[If a Definitive Security, insert—As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company, or, subject to any laws or regulations applicable thereto and to the right of the Company (limited as provided in the Indenture) to rescind the designation of any such transfer agent, at the offices of                              in                             , or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.]

The Securities of this series are issuable only in registered form without coupons in denominations of U.S. $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, any Guarantor, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, regardless of whether this Security be overdue, and none of the Company, the Guarantors, the Trustee nor any such agent shall be affected by notice to the contrary.

First Supplemental Indenture

No recourse under or upon any obligation, covenant or agreement of or contained in the Indenture or of or contained in any Security, or the Subsidiary Guarantee endorsed thereon, or for any claim based thereon or otherwise in respect thereof, or in any Security or in the Subsidiary Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, member, officer, manager or director, as such, past, present or future, of the Company or any Guarantor or of any successor Person, either directly or through the Company or any Guarantor or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment, penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released by the acceptance hereof and as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Securities.

The Indenture provides that the Company and the Guarantors (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations described in the Indenture), or (b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company or a Guarantor deposits, in trust, with the Trustee money or U.S. Government Obligations (or a combination thereof) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the Securities, but such money need not be segregated from other funds except to the extent required by law.

Except as otherwise defined herein, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

First Supplemental Indenture

[If a Definitive Security, insert as a separate page—

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto                                                   (Please Print or Typewrite Name and Address of Assignee) the within instrument of PLAINS EXPLORATION & PRODUCTION COMPANY and does hereby irrevocably constitute and appoint                                  Attorney to transfer said instrument on the books of the within-named Company, with full power of substitution in the premises.

Please Insert Social Security or Other Identifying Number of Assignee:

Dated:

(Signature)

Signature Guarantee:

(Participant in a Recognized Signature Guaranty Medallion Program)

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.]

First Supplemental Indenture

OPTION OF HOLDER TO ELECT REPURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 10.12 or 10.15 of the Indenture, check the appropriate box below:

☐ Section 10.12            ☐ Section 10.15

If you want to elect to have only part of the Security purchased by the Company pursuant to Section 10.12 or Section 10.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Security)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

First Supplemental Indenture

[If a Global Security, insert as a separate page—

SCHEDULE OF INCREASES OR DECREASES

IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Depositary]

First Supplemental Indenture

SUBSIDIARY GUARANTEE NOTATION

Each of the Guarantors (which term includes any successor Person in such capacity under the Indenture), has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Securities of this series and all other amounts due and payable under the Indenture and the Securities of this series by the Company.

The obligations of the Guarantors to the Holders of Securities of this series and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article Fourteen of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee.

Guarantors:

ARGUELLO INC.
BROWN PXP PROPERTIES, LLC
NUEVO GHANA INC.
NUEVO INTERNATIONAL INC.
NUEVO OFFSHORE COMPANY
NUEVO RESOURCES INC.
PACIFIC INTERSTATE OFFSHORE COMPANY
PLAINS ACQUISITION CORPORATION
PLAINS LOUISIANA INC.
PLAINS RESOURCES INTERNATIONAL INC.
PXP GULF COAST INC.
PXP LOUISIANA L.L.C.

By:	Plains Louisiana Inc., its sole member

PXP PERMIAN INC.
PXP TEXAS INC.
PXP TEXAS LIMITED PARTNERSHIP

By:	PXP Texas Inc., its general partner

By:
Name:
Title:

PXP DEEPWATER L.L.C.

By:	Plains Exploration & Production Company, its sole member

By:
Name:
Title:

First Supplemental Indenture